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                                                     Exhibit 99






Contact:        James A. Eder
                    KOLLMORGEN CORPORATION
                    (860) 232-3121




    KOLLMORGEN TO RECEIVE $27.2 MILLION FOR PATENT SETTLEMENT


    Waltham, Mass., Jan. 22, 1998 . . . Kollmorgen Corporation (NYSE:KOL) announced today that FANUC LTD of Oshino-mura, Japan, has agreed to pay Kollmorgen $27.2 million under a confidential settlement and paid-up licensing agreement covering certain Kollmorgen motion control patents. The settlement amount, less applicable Japanese withholding taxes, is expected to be received by Kollmorgen in the 1998 first quarter.

    Gideon Argov, Kollmorgen' President and Chief Executive Officer, said, "Kollmorgen has an extensive and valuable portfolio of U.S. and foreign patents in the field of electronic motion control which Kollmorgen recently began to license to third parties. We are pleased that FANUC LTD is among the third parties that have obtained a non-exclusive license from us.

    Unfortunately, the unauthorized use of our patent estate has recently become more widespread. Accordinly, while we have enforced these patents through litigation in the past, we have now begun the process of offering third parties the opportunity to obtain licenses from us before commencing litigation. A number of large domestic and foreign companies have already been contacted and we are notifying other parties that we believe are infringing our patents."

    Morgan & Finnegan, Kollmorgen's patent counsel for more than twenty-five years, is assisting the Company in enforcing and licensing these patents.
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    Kollmorgen's primary business is in the area of high-performance electronic motion control. Growth in this business area is fueled by the need for higher productivity in every industrial, commercial, aerospace, and consumer market segment. Additional information on Kollmorgen can be found on the World Wide Web at http://www.kollmorgen.com.

Safe Harbor Statement
    This release contains forward-looking statements as defined in the federal securities law. Anticipated performance and additional licensing revenues may not be achieved due to a variety of factors, including, but not limited to Kollmorgen's inability to enter into licensing arrangements with third parties or adverse results in future litigations, and other risks detailed in Kollmorgen's filings with the Securities and Exchange Commission.

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January 22, 1998